EXHIBIT 23.2

We consent to the incorporation by reference in this Form 8-K of Maple Mountain Pumpkins & Agriculture, Inc. of our report dated February 24, 2009 (relating to the 2007 and 2008 financial statements of Nouveau Educational Systems Inc.) and our report dated March 27, 2009 (relating to the 2007 and 2008 consolidated financial statements of Capital Pacific University, LLC).

/s/ HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
March 27, 2009